Exhibit 99.1

Tenon Medical® Expands Sacro-Pelvic Fusion Portfolio with Strategic Asset Acquisition

~ SiVantage Portfolio Acquisition Enhances Tenon’s Sacroiliac Joint Fusion Capabilities with a Unique Multi-Product, Multi-Approach Solution ~

~ Significant Enhancement of Tenon Medical’s Commercial Leadership to Accelerate Growth Initiatives ~

~ Reinforces Tenon’s Commitment to Fusion-Driven Innovation and Data-Backed Outcomes in a Rapidly Evolving Market~

LOS GATOS, CA – August 1, 2025 - Tenon Medical, Inc. (NASDAQ:TNON) (“Tenon” or the “Company”), a medical technology company dedicated to transforming care for patients with sacroiliac joint (SIJ) disorders, today announced it has acquired sacroiliac (SI) joint specific assets from SiVantage, a privately held startup company based in Tampa, Florida. This strategic asset acquisition includes SiVantage’s SImmetry® and SImmetry+™ technologies expanding Tenon’s SI portfolio across multiple approaches to the variable sacro pelvic anatomy. These differentiated technologies enable physicians to customize treatment plans for their patients using novel authentic fusion products backed by clinical data.

Transaction Highlights

●	Transaction moves critical technologies, intellectual property, and commercial leadership of SiVantage to Tenon Medical.

●	Core technology products are expected to contribute to revenue immediately.

●	Enhanced product pipeline is significantly strengthened, accelerating innovation and market readiness.

●	Supported by extensive clinical data, the integrated platform demonstrates a proven record of safety and performance.

●	Tenon is now a multi-product, multi-approach sacro-pelvic organization.

●	This strategic acquisition enhances Tenon’s unique ability to meet the evolving needs of physicians and their patients.

●	SiVantage Co-Founders Wyatt Geist and Nate Grawey are joining Tenon’s management team as Chief Innovations Officer and Chief Commercial Officer, respectively — bringing decades of medical device experience and relationships, further strengthening the Company’s commercial leadership.

●	The Company now offers a modern, integrated portfolio spanning SI joint fusion, spinal fusion, and deformity adjuncts—each engineered to help deliver reliable fusion outcomes. While others focus on fixation, Tenon prioritizes what truly matters: biologic fusion.

●	Tenon’s implants and instruments are designed not just to stabilize, but to actively promote bone healing, minimize loosening, and restore lasting structural stability.

●	Transaction structure includes a modest upfront cash component and an equity issuance representing a percentage of shares outstanding, with the majority of total consideration contingent upon achieving future performance milestones.

●	Integration activities will commence immediately and will be completed in Q4 2025.

Management Commentary

“The sacro pelvic fusion space is evolving very quickly. As our physician customers define their needs, Tenon Medical will deliver innovative solutions backed by clinical data to emerge as a leader in this high growth space.” said Steve Foster, Chief Executive Officer of Tenon Medical. “With the addition of extraordinary people and a pipeline of innovative solutions, Tenon is now a multi-product and multi-approach sacro-pelvic organization that is poised for growth. We are laser focused on innovative solutions that deliver authentic fusion principals in a format with a strong safety profile backed by biomechanical and clinical data.”

Wyatt Geist, CEO and Co-Founder of SiVantage and a recognized entrepreneur in the space with over one hundred patents to his name stated, “I am extremely excited to work with this data driven team to deliver exciting innovative technologies. It became clear in our early discussions with Tenon that we shared visions and values focused on collaborating with ethical partners to redefine sacroiliac fusion and deliver safe, effective solutions that enhance patient outcomes and provide unparalleled surgical reproducibility.”

Nate Grawey, President and Co-Founder of SiVantage added, “Tenon’s platform is THE perfect fit for SImmetry and the soon to be launched SImmetry+. This combined company will offer a differentiated portfolio that physicians want, administrators approve and payors value.”

About Tenon Medical, Inc.

Tenon Medical, Inc., a medical device company formed in 2012, has developed The Catamaran SI Joint Fusion System that offers a novel, less invasive approach to the SI joint using a single, robust titanium implant. The system features the Catamaran™ Fixation Device which passes through both the axial and sagittal planes of the ilium and sacrum, stabilizing and transfixing the SI Joint along its longitudinal axis. The angle and trajectory of the Catamaran surgical approach is also designed to provide a pathway away from critical neural and vascular structures and into the strongest cortical bone. Since the national launch of the Catamaran SI Joint Fusion System in October 2022, Tenon is focused on three commercial opportunities with its System in the SI Joint market which include: 1) Primary SI Joint procedures, 2) Revision procedures of failed SI Joint implants and 3) Augmenting spinal fusion. For more information, please visit www.tenonmed.com.

The Tenon Medical logo shown above, and Catamaran®, PiSIF®, CAT PiSIF®, ETAD®, Posterior Inferior Sacroiliac Fusion®, CAT SIJ Fusion System®, Catamaran SIJ Fusion System®, Catamaran Inferior Posterior Fusion System®, Catamaran Transfixation Fusion System®, Catamaran Transfixation Fusion Device®, SImmetry® are registered trademarks of Tenon Medical, Inc. MAINSAILTM, and SImmetry+™ are also trademarks of Tenon Medical, Inc.

IR Contact:

Shannon Devine

203-741-8811

MZ North America

tenon@mzgroup.us